Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of May 1, 2015 (the “Effective Date”), between AnaptysBio, Inc. (“Company”), and David King (“Consultant”).

Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1.	SERVICES

1.1 Performance of Services. Consultant will perform the services described in Exhibit A (the “Services”) in accordance with the terms and conditions set forth in this Agreement.

2.	COMPENSATION

2.1 Compensation. As Consultant’s sole compensation for the performance of Services, Company shall modify the Consultant’s stock option grants as reflected in Exhibit A.

3.	RELATIONSHIP OF THE PARTIES

3.1 Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2 Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

3.3 Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.

4.	OWNERSHIP

4.1 Disclosure of Work Product. Consultant will, as an integral part of its performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any deliverables that Consultant delivers to Company pursuant to Section 1.3.

4.2 Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3 Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

4.4 Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5.	CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information.

6.	WARRANTIES

6.1 No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2 Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3 Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work

Product is created, developed or supplied by Company or by a third party on behalf of Company.

6.4 Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

6.5 Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

7.	INDEMNITY

Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from:

(a) any action by a third party against Company that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Consultant Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and

(b) any action by a third party against Company that is based on any act or omission of Consultant and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.

8.	TERM AND TERMINATION

8.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for one year, until April 30, 2016 (the “Term”), provided, however, that this Agreement may be renewed by the Company for successive one (1) year periods, provided that the Company gives Consultant written notice of its intention to renew at least thirty (30) days prior to the end of the applicable one-year period and Consultant consents in writing to such extension.

8.2 Termination for Breach. Either party may terminate this Agreement (including all Statements of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

8.3 Termination for Convenience. Company may terminate this Agreement (including all Statements of Work) at any time, for any reason or no reason, upon at least ten (10) days written notice to Consultant.

8.4 Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid fees due and payable to Consultant pursuant to Section 2.

8.5 Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.5, 6.6, 7, 8.4, 8.5, 9 and 10 will survive the expiration or termination of this Agreement.

9.	LIMITATION OF LIABILITY

9.1 IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL,

PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

10.	GENERAL

10.1 Assignment. Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

10.2 No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

10.3 Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

10.4 Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

10.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties irrevocably consent to the personal jurisdiction and venue therein.

10.6 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

10.7 Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

10.8 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

10.9 Entire Agreement. This Agreement, together with Exhibit A, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

By:	/s/ Hamza Suria

Name:	Hamza Suria

Title:	President & Chief Executive Officer

Date:	May 1st, 2015

CONSULTANT:

By:	/s/ David King

Name:	David King

Date:	5th May 2015

EXHIBIT A

STATEMENT OF WORK AND COMPENSATION

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of May 1, 2015, between AnaptysBio, Inc. (the “Company”) and David King (“Consultant”).

1. Description of Services:

Consultant will provide services as a member of the Company’s Scientific Advisory Board as mutually determined by the Company and Consultant.

2. Modification of Stock Option Grants:

Pursuant to the terms of the Stock Option Agreements by and between you and the Company and the Company’s 2006 Equity Incentive Plan (such agreements and plan hereafter collectively referred to as the “Option Agreements”), you were granted options to purchase an aggregate total of 1,333,077 shares of the Company’s Common Stock (the “Options”). As of the Separation Date, the Options have vested as to 1,111,979 shares (the “Vested Shares”), and remain unvested as to 221,098 shares (the “Unvested Shares”). With respect to the Options, you have exercised none of the Vested Shares leaving 1,111,979 unexercised Vested Shares (the “Unexercised Vested Shares”). Because your employment is terminating as of May 1st 2015, none of the Unvested Shares would ever vest. However, as compensation for the Services above, the Option will continue to vest under its original vesting schedule during the Term. Per the Option Agreement, you will have three (3) months following the termination of the Term to exercise any then-unexercised vested shares under the Option Agreements. After this date, you will no longer have a right to exercise the Options as to any shares. However, please note that (i) if you do not exercise the Unexercised Vested Shares within three (3) months of the Separation Date, the Unexercised Vested Shares will cease to have Incentive Stock Option (ISO) status, and will instead be considered Nonqualified Stock Options (NSO); and (ii) any shares that vest during the term of the Consultancy will be NSOs, regardless of when they are exercised. Please consult your accountant or tax advisor with respect to this matter.

AGREED AS OF MAY 1, 2015

COMPANY:		CONSULTANT:

By:	/s/Hamza Suria	By:	/s/ David King

Name:	Hamza Suria	Name:	David King

Title:	President & Chief Executive Officer	Date:	5th May 2015

Date:	May 19th 2015